Exhibit 21

Name	State/Location of Incorporation	% Owned
The LaPorte Savings Bank	Indiana	100% (Direct)
City Savings Statutory Trust I	Connecticut	100% (Direct)
LSB Investments, Inc.	Nevada	100% (Indirect)